Exhibit 10.3

PROMISSORY NOTE

$650,000.00	April 30, 2018

FOR VALUE RECEIVED, SHIFT8 NETWORKS, INC., d/b/a Synergy Telecom, a Texas corporation, SHIFT8 TECHNOLOGIES, INC., a Nevada Corporation, and T3 COMMUNICATIONS, INC., a Florida Corporation, T3 ACQUISITION, INC., a Florida Corporation, and DIGERATI TECHNOLOGIES, INC., a Nevada Corporation, (may hereinafter be referred to individually as a “Borrower” and all may hereinafter be referred to collectively as the “Borrowers”), unconditionally promise to pay to the order of THERMO COMMUNICATIONS FUNDING, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”), without setoff, at its offices at 639 Loyola Avenue, Suite 2565, New Orleans, Louisiana (Orleans Parish) 70113, or at such other place as may be designated by Lender, the principal amount of SIX HUNDRED FIFTY THOUSAND DOLLARS AND NO/100 DOLLARS ($650,000.00), or so much thereof as may be advanced from time to time in immediately available funds, together with interest computed daily on the outstanding principal balance hereunder, at an annual interest rate (the “Rate”), and in accordance with the payment schedule indicated below. This PROMISSORY NOTE (this “Note”) is executed pursuant to and evidences a Loan funded and to be funded by Lender under that certain TERM LOAN AND SECURITY AGREEMENT dated as of even date herewith (the “Effective Date”), between Debtor and Lender (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), to which reference is made for a statement of the collateral, rights and obligations of Debtor and Lender in relation thereto, but neither this reference to the Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of Debtor to pay unpaid principal of and interest on this Note when due. Capitalized terms not otherwise defined herein shall have the same meanings as in the Loan Agreement.

1. Rate. Prior to the Maturity Date or an Event of Default, the Rate shall be ZERO PERCENT (0%) per annum; and (ii) from and after the Maturity Date, the Rate shall be the Maturity Rate. Notwithstanding any provision of this Note or any other agreement or commitment between Debtor and Lender, whether written or oral, express or implied, Lender shall never be entitled to charge, receive or collect, nor shall amounts received hereunder be credited so that Lender shall be paid, as interest a sum greater than interest at the Maximum Rate. It is the intention of the parties that this Note, and all instruments securing the payment of this Note or executed or delivered in connection therewith, shall comply with applicable law. If Lender ever contracts for, charges, receives or collects anything of value which is deemed to be interest under applicable law, and if the occurrence of any circumstance or contingency, whether acceleration of maturity of this Note, prepayment of this Note, delay in advancing proceeds of this Note or any other event, should cause such interest to exceed the Maximum Rate, any amount which exceeds interest at the Maximum Rate shall be applied to the reduction of the unpaid principal balance of this Note or any other Indebtedness, and if this Note and such other Indebtedness are paid in full, any remaining excess shall be paid to Debtor. In determining whether the interest exceeds interest at the Maximum Rate, the total amount of interest shall, to the extent permitted by applicable law, be spread, prorated and amortized throughout the entire term of this Note until its payment in full. The term “Maximum Rate” as used in this Note means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Louisiana law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby. If at any time the Rate shall exceed the Maximum Rate, the Rate shall be automatically limited to, and remain at, the Maximum Rate until the total amount of interest accrued hereunder equals the amount of interest which would have accrued if there had been no limitation to the Maximum Rate. The term “Prime” as used in this Note means the Prime Rate for the U.S. as published in the “Money Rates” section of the Wall Street Journal. In the event the Prime Rate is published as a range of rates, the highest rate in the quoted range shall be the “Prime.” The Prime is not necessarily the lowest rate charged by Lender for any particular class of borrowers or credit extensions. If the Index becomes unavailable during the term of this Note, Lender may designate a substitute index by notice to Debtor.

2. Accrual Method. Interest on the Indebtedness evidenced by this Note shall be computed on the basis of a THREE HUNDRED SIXTY (360) day year and shall accrue on the actual number of days elapsed for any whole or partial month in which interest is being calculated. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received as provided herein.

PROMISSORY NOTE (REVOLVING CREDIT FACILITY) – PAGE 1

THERMO COMMUNICATIONS FUNDING LLC – Shift8/T3 (INITIAL)

3. Payment Schedule. Except as expressly provided herein to the contrary, all payments on this Note shall be applied in the following order of priority: (a) the payment or reimbursement of any expenses, costs or obligations (other than the outstanding principal balance hereof and interest hereon) for which either Debtor shall be obligated to Lender or Lender shall be entitled pursuant to the provisions of this Note or the other Loan Documents, (b) the payment of accrued but unpaid interest hereon, and (c) the payment of all or any portion of the principal balance hereof then outstanding hereunder. If an Event of Default exists, then Lender may, at the sole option of Lender, apply any such payments, at any time and from time to time, to any of the items specified in clauses (a), (b) or (c) above without regard to the order of priority otherwise specified herein and any application to the outstanding principal balance hereof may be made in either direct or inverse order of maturity. If any payment of principal or interest on this Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. The outstanding principal balance of this Note shall be due and payable on the EARLIEST of (i) the acceleration of the Indebtedness pursuant to the terms of the Loan Documents; or (ii) MAY 14, 2018 (the EARLIEST of such date being, the “Maturity Date”), provided, however, the Maturity Date will automatically be extended by one (1) additional period of thirty (30) days, until June 14, 2018. Accrued and unpaid interest on the outstanding principal balance of this Note shall be due and payable monthly commencing on May 14, 2018 and continuing on the SAME day of each calendar month thereafter (or if no corresponding date shall exist in any calendar month, on the LAST day of such calendar month) and on the Maturity Date. Debtor may borrow, repay and reborrow hereunder at any time, up to a maximum aggregate amount outstanding at any one time equal to the principal amount of this Note, provided that Debtor is not in Default and that the borrowings hereunder do not exceed the Borrowing Base1 or other limitation on borrowings by Debtor. Lender shall incur no liability for its refusal to advance funds based upon its determination that any conditions of such further advances have not been met. Lender’s records of the amounts borrowed from time to time shall be conclusive proof thereof absent manifest error. Lender and Debtor expressly agree that Chapter 346 of the Act shall not apply to this Note or to any advances under this Note and that neither this Note nor any such advances shall be governed by or subject to the provisions of such Chapter in any manner whatsoever.

4. Waivers, Consents and Covenants. DEBTOR, ANY INDORSER OR GUARANTOR HEREOF, AND EACH OF THEM JOINTLY AND SEVERALLY: (A) WAIVES PRESENTMENT, DEMAND, PROTEST, NOTICE OF DEMAND, NOTICE OF INTENT TO ACCELERATE, NOTICE OF ACCELERATION OF MATURITY, NOTICE OF PROTEST, NOTICE OF NONPAYMENT, NOTICE OF DISHONOR, AND ANY OTHER NOTICE REQUIRED TO BE GIVEN UNDER THE LAW IN CONNECTION WITH THE DELIVERY, ACCEPTANCE, PERFORMANCE, DEFAULT OR ENFORCEMENT OF THIS NOTE, ANY INDORSEMENT OR GUARANTY OF THIS NOTE, OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS NOW OR HEREAFTER EXECUTED IN CONNECTION WITH ANY OBLIGATION OF DEBTOR TO LENDER; (B) CONSENTS TO ALL DELAYS, EXTENSIONS, RENEWALS OR OTHER MODIFICATIONS OF THIS NOTE OR THE LOAN DOCUMENTS AS MAY BE AGREED IN WRITING BY DEBTOR AND LENDER, OR WAIVERS OF ANY TERM HEREOF OR OF THE LOAN DOCUMENTS, OR RELEASE OR DISCHARGE BY LENDER OF ANY DEBTOR OR GUARANTOR, OR RELEASE, SUBSTITUTION OR EXCHANGE OF ANY SECURITY FOR THE PAYMENT HEREOF, OR THE FAILURE TO ACT ON THE PART OF LENDER, OR ANY INDULGENCE SHOWN BY LENDER (WITHOUT NOTICE TO OR FURTHER ASSENT FROM DEBTOR OR GUARANTOR); (C) AGREES THAT NO SUCH ACTION, FAILURE TO ACT OR FAILURE TO EXERCISE ANY RIGHT OR REMEDY BY LENDER SHALL IN ANY WAY AFFECT OR IMPAIR THE OBLIGATIONS OF DEBTOR OR GUARANTOR OR BE CONSTRUED AS A WAIVER BY LENDER OF, OR OTHERWISE AFFECT, ANY OF LENDER’S RIGHTS UNDER THIS NOTE, UNDER ANY INDORSEMENT OR GUARANTY OF THIS NOTE OR UNDER ANY OF THE LOAN DOCUMENTS; AND (D) AGREES TO PAY, ON DEMAND, ALL COSTS AND EXPENSES OF COLLECTION OR DEFENSE OF THIS NOTE OR OF ANY INDORSEMENT OR GUARANTY HEREOF AND/OR THE ENFORCEMENT OR DEFENSE OF LENDER’S RIGHTS WITH RESPECT TO, OR THE ADMINISTRATION, SUPERVISION, PRESERVATION, OR PROTECTION OF, OR REALIZATION UPON, ANY PROPERTY SECURING PAYMENT HEREOF, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY’S FEES, INCLUDING FEES RELATED TO ANY SUIT, MEDIATION OR ARBITRATION PROCEEDING, OUT OF COURT PAYMENT AGREEMENT, TRIAL, APPEAL, BANKRUPTCY PROCEEDINGS OR OTHER PROCEEDING, IN SUCH AMOUNT AS MAY BE DETERMINED REASONABLE BY ANY ARBITRATOR OR COURT, WHICHEVER IS APPLICABLE.

1 Lower case the term Borrowing Base is transaction does not use a borrowing base concept.

PROMISSORY NOTE (REVOLVING CREDIT FACILITY) – PAGE 2

THERMO COMMUNICATIONS FUNDING LLC – Shift8/T3 (INITIAL)

5. Remedies Upon Default. Whenever there is an Event of Default the entire balance outstanding hereunder and all other obligations of any Debtor or Guarantor to Lender (however acquired or evidenced) shall, at the option of Lender, become immediately due and payable and any obligation of Lender to permit further borrowing under this Note shall immediately cease and terminate. From and after (a) an Event of Default, or (b) the Maturity Date (whether by acceleration or otherwise), the Rate on the unpaid principal balance of this Note shall be increased at Lender’s discretion up to the MAXIMUM RATE (the “Maturity Rate”). The provisions herein for a Maturity Rate (a) shall not be deemed to extend the time for any payment hereunder or to constitute a “grace period” giving Debtor or Guarantor a right to cure any default, and (b) shall be deemed the contract rate of interest applicable to the outstanding principal balance of the Note from and after the occurrence of one of the events set forth in this Section. At Lender’s option, any accrued and unpaid interest, fees or charges may, for purposes of computing and accruing interest on a daily basis after the due date of this Note or any installment thereof, be deemed to be a part of the principal balance, and interest shall accrue on a daily compounded basis after such date at the Maturity Rate provided in this Note until the entire outstanding balance of principal and interest is paid in full. Upon an Event of Default, Lender is hereby authorized at any time, at its option and without notice or demand, to set off and charge against any deposit accounts of any Debtor (as well as any money, instruments, securities, documents, chattel paper, credits, claims, demands, income and any other property, rights and interests of Debtor), which at any time shall come into the possession or custody or under the control of Lender or any of its agents, affiliates or correspondents, any and all obligations due hereunder. Additionally, Lender shall have all rights and remedies available under each of the Loan Documents, as well as all rights and remedies available at law or in equity.

6. Waiver. The failure at any time of Lender to exercise any of its options or any other rights hereunder shall not constitute a waiver thereof, nor shall it be a bar to the exercise of any of its options or rights at a later date. All rights and remedies of Lender shall be cumulative and may be pursued singly, successively or together, at the option of Lender. The acceptance by Lender of any partial payment shall not constitute a waiver of any default or of any of Lender’s rights under this Note. No waiver of any of its rights hereunder, and no modification or amendment of this Note, shall be deemed to be made by Lender unless the same shall be in writing, duly signed on behalf of Lender; each such waiver shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Lender or the obligations of Debtor or Guarantor to Lender in any other respect at any other time.

7. Applicable Law. Debtor agrees that this Note shall be deemed to have been made in the State of Louisiana at Lender’s address indicated at the beginning of this Note and shall be governed by, and construed in accordance with, the laws of the State of Louisiana and is performable in the City and Parish of Louisiana indicated at the beginning of this Note.

8. Partial Invalidity. The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of this Note or of the Loan Documents to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

9. Binding Effect. This Note shall be binding upon and inure to the benefit of Debtor and Lender and their respective successors, assigns, heirs and personal representatives, provided, however, that no obligations of Debtor hereunder can be assigned without prior written consent of Lender.

10. Controlling Document. To the extent that this Note conflicts with or is in any way incompatible with any other document related specifically to the loan evidenced by this Note, this Note shall control over any other such document, and if this Note does not address an issue, then each other such document shall control to the extent that it deals most specifically with an issue.

PROMISSORY NOTE (REVOLVING CREDIT FACILITY) – PAGE 3

THERMO COMMUNICATIONS FUNDING LLC – Shift8/T3 (INITIAL)

11. COMMERCIAL PURPOSE. DEBTOR REPRESENTS TO LENDER THAT THE PROCEEDS OF THIS LOAN ARE TO BE USED FOR BUSINESS, COMMERCIAL OR AGRICULTURAL PURPOSES. DEBTOR ACKNOWLEDGES HAVING READ AND UNDERSTOOD, AND AGREES TO BE BOUND BY, ALL TERMS AND CONDITIONS OF THIS NOTE.

12. Collection. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Debtor agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees.

13. Time is of the Essence. Time is of the essence with respect to all provisions of this Note and the other Loan Documents.

14. Notice of Balloon Payment. At maturity (whether by acceleration or otherwise), Debtor must repay the entire principal balance of this Note and unpaid interest then due. Lender is under no obligation to refinance the outstanding principal balance of this Note (if any) at that time. Debtor will, therefore, be required to make payment out of other assets Debtor may own; or Debtor will have to find a lender willing to lend Debtor the money at prevailing market rates, which may be higher than the interest rate on the outstanding principal balance of this Note. If any Guarantor has guaranteed payment of this Note, Guarantor may be required to perform pursuant to the provisions of the Guaranty.

15. Statement of Unpaid Balance. At any time and from time to time, Debtor will furnish promptly, upon the request of Lender, a written statement or affidavit, in form satisfactory to Lender, stating the unpaid balance of the Loan evidenced by this Note and that there are no offsets or defenses against full payment of the Loan evidenced by this Note and the terms hereof, or if there are any such offsets or defenses, specifying them.

16. Waiver Of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, DEBTOR AND LENDER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF. DEBTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO EXTEND THE LOAN AND EXECUTE THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

NOTICE OF FINAL AGREEMENT

THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

PROMISSORY NOTE (REVOLVING CREDIT FACILITY) – PAGE 4

THERMO COMMUNICATIONS FUNDING LLC – Shift8/T3 (INITIAL)

EXECUTED as of the Effective Date, at New Orleans, Louisiana.

DEBTOR:		ADDRESS:

DEBTOR:		ADDRESS:

SHIFT8 NETWORKS, INC.		1600 NE Loop 410, Suite 126
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

DEBTOR:		ADDRESS:

T3 COMMUNICATIONS, INC.		2401 First Street, Suite 300
Fort Myers, FL 33901

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

DEBTOR:		ADDRESS:

DIGERATI TECHNOLOGIES, INC.		1600 NE Loop 410, Suite 126
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

DEBTOR:		ADDRESS:

T3 ACQUISITION, INC.		1600 NE Loop 410, Suite 126
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

DEBTOR:		ADDRESS:

SHIFT8 TECHNOLOGIES, INC.		1600 NE Loop 410, Suite 126
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

GUARANTOR:		ADDRESS:

ARTHUR L. SMITH		1600 NE Loop 410
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith

PROMISSORY NOTE – PAGE 5

THERMO COMMUNICATIONS FUNDING, LLC – Shift8/T3.

TERM LOAN AND SECURITY AGREEMENT

THIS TERM LOAN AND SECURITY AGREEMENT (including all schedules, exhibits and appendices attached or otherwise identified therewith, as amended, modified or restated from time to time, this “Agreement”) dated as of April 30, 2018 (the “Effective Date”), is between and among THERMO COMMUNICATIONS FUNDING, LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”), and SHIFT8 NETWORKS, INC., d/b/a Synergy Telecom, a Texas Corporation, SHIFT8 TECHNOLOGIES, INC. a Nevada Corporation, and T3 COMMUNICATIONS, INC., a Florida Corporation, T3 ACQUISTION, INC., a Florida Corporation, and DIGERATI TECHNOLOGIES, INC., a Nevada Corporation, (may hereinafter be referred to individually as a “Borrower” and all may hereinafter be referred to collectively as the “Borrowers”) and (c) each Person identified as a Guarantor on the signature page hereto.

RECITALS

WHEREAS, Borrowers (a) have determined that Borrowers will benefit specifically and materially from the Loan contemplated by this Agreement, and (b) have requested and bargained for the structure, terms and obligations set forth in the Loan Documents.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Definitions. As used in this Agreement, all exhibits, appendices and schedules hereto, and in any other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provisions, sections or recitals herein:

(a) “Account Control Agreement” means this Term Loan and Security Agreement

(b) “Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

(c) “Business Day” means any day other than a Saturday, Sunday, or any other day on which any branch of the Federal Reserve Bank of New Orleans, Louisiana, is closed.

(d) “Cash Flow” means the sum of net income of after taxes, plus depreciation and amortization, other non-cash expenses and interest expense (excluding non-cash interest) for any period.

(e) “Change of Control” means, as to any Person, (i) any material change in the ownership; (ii) a majority of the current members of the board of directors of such Person cease to be members of such board of directors; or (ii) any change in the current Chief Executive Officer of such Person.

(f) “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Louisiana; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different articles or divisions of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Louisiana, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction  solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

(g) “Collateral” means:

(i) All present and future accounts, chattel paper (including electronic chattel paper), commercial tort claims, commodity accounts, commodity contracts, deposit accounts, documents, financial assets, general intangibles, health care insurance receivables, instruments, Intellectual Property, investment property, letters of credit, letter of credit rights, payment intangibles, securities, security accounts and security entitlements now or hereafter owned, held or acquired.

(iii) All present and hereafter acquired inventory and goods (including without limitation, all raw materials, work in process and finished goods) held, possessed, owned, held on consignment or held for sale, lease, return or to be furnished under contracts of services, in whole or in part, wherever located.

(v) All equipment and fixtures of whatsoever kind and character now or hereafter possessed, held, acquired, leased or owned, together with all replacements, accessories, additions, substitutions and accessions to all of the foregoing, and all records relating in any way to the foregoing.

(vii) All books, records, data, plans, manuals, computer software, computer tapes, computer systems, computer disks, computer programs, source codes and object codes containing any information pertaining directly or indirectly to the Collateral and all rights to retrieve data and other information pertaining directly or indirectly to the Collateral from third parties.

The term “Collateral,” as used herein, shall also include (a) any other property or assets, real or personal, tangible or intangible, now existing or hereafter acquired, of any Debtor that may at any time be or become subject to a security interest or Lien in favor of Lender as security for the Indebtedness; and (b) all SUPPORTING OBLIGATIONS, PRODUCTS and PROCEEDS of all of the foregoing (including without limitation, insurance payable by reason of loss or damage to the foregoing property) and any property, assets securities, guaranties or monies of Debtor which may at any time come into the possession of Lender. The designation of proceeds does not authorize Debtor to sell, transfer or otherwise convey any of the foregoing property except as authorized in this Agreement.

(h) “Constituent Documents” means (i) in the case of a corporation, its articles or certificate of incorporation and bylaws; (ii) in the case of a general partnership, its partnership agreement; (iii) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (v) in the case of a trust, its trust agreement; (v) in the case of a joint venture, its joint venture agreement; (vi) in the case of a limited liability company, its articles of organization and operating agreement or regulations; and (vii) in the case of any other entity, its organizational and governance documents and agreements.

(i) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(j) “Debt” means, with respect to each Person, without duplication, the sum of the following calculated in accordance with GAAP:

(i) all liabilities, obligations and indebtedness for borrowed money of such Person including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of such Person;

(ii) all obligations for the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of such Person’s business not more than ninety (90) days past due;

(iii) all capital lease obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(iv) all guarantees that have the economic effect of guaranteeing the payment of any Indebtedness of any other Person;

(v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(vi) all payment obligations, contingent or otherwise, of such Person equal to the face amount of letters of credit, whether or not drawn, including, without limitation, any reimbursement obligation under any such letter of credit issued for the account of such Person; and

(xii) Hedging Obligations.

(k) “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

(l) “Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the release or threatened release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

(m) “Original Loan Documents” means this Term Loan and Security Agreement, as thereafter may be amended from time to time.

(n) “Fiscal Quarter” means, with respect to Borrowers, any consecutive period of three (3) calendar months ending on the last day of April, July, October and January of each calendar year.

(o) “GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are reasonably comparable in all material respects to those accounting principles applied in a preceding period.

(p) “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(q) “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(r) “Hedging Agreement” means (i) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement or arrangement (including any option to enter into any of the foregoing) designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, (ii) any combination of the foregoing, and (iii) a master agreement for any of the foregoing together with all supplements, all as amended, restated, supplemented or otherwise modified from time to time.

(s) “Hedging Obligations” means all existing or future payment and other obligations, including obligations arising from early termination, of any Borrower arising under or in connection with any Hedging Agreement.

(t) “Indebtedness” means (i) all indebtedness, obligations, and liabilities of any Borrower to Lender of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several and in solido, or joint and several and in solido, under the Note, this Agreement or any of the other Loan Documents, (ii) all accrued but unpaid interest on any of the indebtedness described in (i) above, (iii) all obligations of Obligors to Lender under the Loan Documents, (iv) all costs and expenses reasonably incurred by Lender in connection with the enforcement of all or any part of the indebtedness and obligations described in (i), (ii) and (iii) above or the protection or preservation of, or realization upon, the Collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys’ fees and expenses, and (v) all renewals, extensions, modifications and rearrangements of the indebtedness and payment obligations described in (i), (ii), (iii) and above.

(u) “Intercompany Debt” has the meaning specified in Section 8(b)(ii).

(v) “Licenses” means the patent, trademark or copyright license agreements of a Person as any of the same may from time to time be amended or supplemented and those licenses which are hereafter obtained or acquired by such Person.

(w) “Loan Documents” means this Agreement, the Note, the Security Agreement, the Subordination Agreement, if any, the Account Control Agreement, and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing or pertaining to the Loans (as any of the same may be amended, modified or restated from time to time).

(x) “Loans” means all advances under the term loan pursuant to the Loan Documents and under the loans pursuant to the Original Loan Documents.

(y) “Material Adverse Effect” means a material adverse effect on (i) the business, assets, property, operations, or financial condition, of the Borrowers and their consolidated Subsidiaries, taken as a whole, (ii) the ability of the Obligors (taken as a whole) to pay the Indebtedness, (iii) any of the material rights of or material benefits available to Lender under the Loan Documents, or (iv) the validity or enforceability of the Loan Documents.

(z) “Note” means, collectively, any promissory note evidencing all or part of the Indebtedness from time to time (as any such Note may be amended, modified or restated from time to time), including but not limited to that certain Promissory Note dated as of April 30, 2018, executed by Debtors in favor of Lender, in the original principal amount of $650,000, as amended, modified, and restated from time to time, and as amended and restated by that certain Amended and Restated Promissory Note of even date herewith in the original principal amount of $650,000.00 executed by each Borrower in favor of Lender (as such Amended and Restated Promissory Note may be amended, modified or restated from time to time).

(aa) “Obligors” means each Borrower or any other Person who guaranteed or is otherwise obligated to pay or perform all or any portion of Indebtedness.

(bb) “Permitted Encumbrances” means the following encumbrances: (i) liens created by or pursuant to the Loan Documents; (ii) liens in existence as of the date hereof which are listed, and the Property subject thereto described, on Schedule 1(bb); and (iii) liens incurred pursuant to the refunding, refinancing, replacement, renewal, restructuring or extension of any other lien permitted under this definition that do not increase the outstanding principal amount secured thereby. For the avoidance of doubt, the term “lien” as used herein shall mean and include any lien, security interest, pledge, or other encumbrance.

(cc) “Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, including without limitation, each of the Borrowers and Obligors, and shall also include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

(dd) “Pledged Shares” means one third of all outstanding shares of stock of T3 Communications, Inc..

(ee) “Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, and in the case of the Borrowers includes the Collateral.

(ff) “Security Agreement” means the present Term Loan and Security Agreement

(gg) “Subordinated Debt” has the meaning specified in Section 9(d)(vi).

(hh) “Subsidiary” means any entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by a Person and/or its Subsidiaries, and (ii) which is treated as a subsidiary in accordance with GAAP. “Subsidiaries” means more than one Subsidiary.

All financial covenants for the Borrowers shall be calculated for purposes of this Agreement on a combined and consolidated basis.

All words and phrases used herein shall have the meaning specified in the Code except to the extent such meaning is inconsistent with this Agreement. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof’, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Any accounting term used in the Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied.

2. Term Loans.

(a) Joint, Several and In Solido Liability. Borrowers and any other Person named or identified as a Borrower under any subsequent amendment to the Term Loan Documents hereby irrevocably and unconditionally: (i) agree that each is JOINTLY, SEVERALLY AND IN SOLIDO liable to Lender for the full and prompt payment and performance of the Indebtedness under the Loan Documents in accordance with the terms thereof; and (ii) agree to fully and promptly perform all of their obligations hereunder and the other Loan Documents with respect to each Loan hereunder as if such Loan had been made directly to it. Each Borrower hereby designates Arthur L. Smith as its representative and agent on its behalf for the purposes of giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of the Borrowers under the Loan Documents. Arthur L. Smith hereby accepts such appointment. Lender may regard any notice or other communication pursuant to any Loan Document from Arthur L. Smith as a notice or communication from each Borrower. Each warranty, covenant, agreement and undertaking made on behalf of any Borrower by Arthur L. Smith shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as it if the same had been made directly by each Borrower.

(b) Cross-Guaranty. Each Borrower hereby agrees that such Borrower is JOINTLY SEVERALLY AND IN SOLIDO liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Indebtedness owed or hereafter owing to Lender by any Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and not of collection, that its obligations under this Section 2(b) shall not be discharged until indefeasible payment and performance (subject to the proviso in the immediately preceding sentence) in full of the Indebtedness has occurred, and that its obligations under this Section 2(b) shall be absolute and unconditional, irrespective of and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(ii) the absence of any action to enforce this Agreement, including this Section 2(b), or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

(iii) the existence, value or condition of, or failure to perfect its lien against, any security or Collateral for the Indebtedness or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security or Collateral);

(iv) the insolvency of any Obligor; or

(v) any other action or circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Indebtedness guaranteed hereunder. To the extent that any Borrower shall make a payment under this Section 2(b) of all or any of the Indebtedness (other than Loans made to such Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Indebtedness satisfied by such Guarantor Payment in the same proportion that such Borrower’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of Borrower as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Indebtedness, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 2(b) without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. This Section 2(b) is intended only to define the relative rights of each Borrower and nothing set forth herein is intended to or shall impair the obligations of any Borrower, jointly, severally and in solido, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section 2(b) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable. The liability of each Borrower under this Section 2(b) is in addition to and shall be cumulative with all other liabilities of any Borrower to Lender under the Loan Documents to which such Borrower is a party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(c) Term Loan. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, Lender hereby agrees to lend to Borrower an aggregate sum of not less than SIX HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($650,000) until May 14, 2018 (the “Maturity Date”).

(d) Use of Proceeds. The Loans under have been used for the acquisition of certain businesses by the Borrowers.

(e) Fees. Borrowers, jointly and severally, agree to pay to Lender:

(i) An earned non-refundable origination fee of $0.00 payable on the date of this Agreement;

(ii) A late fee of $3,000 per calendar week, payable in arrears on a weekly basis beginning on the 15th day of May, 2018 should payment in full not be received by Lender by the Maturity Date.

3. Note, Rate and Computation of Interest. The Loans are evidenced by the Note. Interest on the Note shall accrue at the rates set forth therein. The principal of and interest on the Note shall be due and payable in accordance with the respective terms and conditions set forth in the Note and in this Agreement.

4. Collateral.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Indebtedness, Debtor hereby pledges to and grants Lender a security interest in all of Debtor’s right, title and interest in the Collateral, whether now owned by Debtor or hereafter acquired and whether now existing or hereafter coming into existence. If Debtor at any time holds or acquires a commercial tort claim, Debtor shall notify Lender in writing within FIVE (5) Business Days of such occurrence with the details thereof and grant to Lender a security interest therein or Lien thereon and in the proceeds thereof, in form and substance satisfactory to Lender. If the security interest granted hereby in any rights of Debtor under any contract or other agreement included in the Collateral is expressly prohibited by such contract, then the security interest hereby granted therein nonetheless remains effective to the extent allowed by Article 9 of the UCC or other applicable law, but is otherwise limited by that prohibition.

(b) Debtor Remains Liable. Notwithstanding anything to the contrary contained herein, (i) Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of Debtor’s respective duties and obligations thereunder to the same extent as if this Agreement had not been executed; (ii) the exercise by Lender of any of its rights hereunder shall not release Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral and (iii) Lender shall not have any obligation or liability under any of the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c) Intellectual Property. All material Intellectual Property owned or used by Debtor (if any) is listed, together with application or registration numbers, where applicable, in Schedule I. Debtor owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have a Material Adverse Effect. Debtor will maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or other appropriate Governmental Authority, and Debtor will promptly patent or register, as the case may be, all new Intellectual Property and notify Lender in writing FIVE (5) Business Days prior to filing any such new patent or registration.

(d) Pledge of Stock. Each Borrower hereby pledges, grants a security interest in, assigns, transfers and delivers unto Secured Party and its successors and assigns the Pledged Shares as collateral security for the payment and performance by Borrower of the Obligations set forth herein. Pledgor has, concurrently herewith, delivered to Secured Party the stock certificate evidencing the Pledged Shares together with appropriate stock powers executed in blank in the form of Exhibit A, attached hereto. The Pledged Shares shall hereby included as the “Collateral.” Pledgor hereby represents and warrants to Secured Party as follows:

(i) Ownership of the Pledged Shares. Pledgor is and shall be the beneficial and record owner of the Pledged Shares.

(ii) Liens, Claims, Encumbrances, Etc. Pledgor owns the Pledged Shares free and clear of any material liens, claims, encumbrances or security interests of any kind or nature whatsoever.

(iii) Authority. Pledgor is not precluded in any manner whatsoever from executing, and has the requisite authority to execute, this Agreement and to pledge, transfer and grant a security interest and lien in the Collateral as contemplated herein, without the approval or authorization of any other person, including any governmental or regulatory authority whatsoever.

(iv) First Priority Lien. The pledge, assignment and delivery of the Collateral pursuant to this Agreement will create a valid first priority lien on and a first priority perfected security interest in the Collateral pledged by Pledgor, and the proceeds thereof, securing the payment of the Obligations.

(v) Due Authorization. This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the rights of creditors generally or by the application of general equity principles.

(vi) Lender agrees that it will have no right to exercise its security interest of the Pledged Shares unless payment in full is not received within 45 days of the Effective Date of this Agreement.

(e) Additional Documents. To secure full and complete payment and performance of the Indebtedness, each Borrower shall execute and cause to be executed such further documents and instruments, as Lender, in its reasonable discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral. In the event any of the Loan Documents evidencing or securing the Indebtedness misrepresents or inaccurately reflects the correct terms and/or provisions of the Indebtedness, each Obligor shall upon request by Lender and in order to correct such mistake, execute such new documents or initial corrected, original documents as Lender may deem necessary to remedy said errors or mistakes. Each Obligor shall execute such other documents as Lender shall deem reasonably necessary to correct any defects or deficiencies in the Loan Documents.

(f) Setoff. If an Event of Default shall have occurred and be continuing, Lender shall have the right to set off and apply against the Indebtedness in such manner as Lender may determine, at any time and without notice to any Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to any Borrower whether or not such Indebtedness is then due. The rights and remedies of Lender hereunder are in addition to any other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

(g) Satisfaction of Indebtedness. Until the Indebtedness has been indefeasibly paid and fully satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted) and the commitments of Lender under the Loan Agreement have been terminated, Lender shall be entitled to retain the security interests in the Collateral granted under the Loan Documents and the ability to exercise all rights and remedies available to Lender under the Loan Documents and applicable laws.

5. Conditions Precedent. The obligation of Lender to make the Loans is subject to the condition precedent that Lender shall have received on or before the day of such Loans all of the following, each dated (unless otherwise indicated) as of the date hereof:

(a) Resolutions. Resolutions of the governing body of each Obligor that is not a natural Person, in form and substance reasonably acceptable to Lender, certified by an authorized officer or representative of such Obligor, which authorize the execution, delivery, and performance of the Loan Documents to which such Obligor is a party;

(b) Incumbency Certificate. A certificate, in form and substance reasonably acceptable to Lender, of incumbency certified by an authorized officer or representative of an Obligor certifying the names of the individuals or other Persons authorized to sign the Loan Documents to which any Obligor that is not a natural Person is to be a party (including the certificates contemplated herein) together with specimen signatures of such Persons;

(c) Constituent Documents. The Constituent Documents of each Obligor that is not a natural Person, certified to Lender as being true and correct as of the date of this Agreement;

(d) Governmental Certificates. Certificates of the appropriate government officials of the state of organization of each Obligor that is not a natural Person, and, if and to the extent required by Lender, and any state such Obligor is currently doing business in, certifying as to the existence, qualification and good standing of such Obligor, dated within twenty (20) Business Days of the date of this Agreement;

(e) Loan Documents. The following Loan Documents, duly executed (as applicable), and in full force and effect:

(i) This Agreement;

(ii) the Note (amended and restated as of the date hereof);

(iii) the Security Agreement; and

(iv) any Subordination Agreement;

(f) Subordinate Notes. Copy of any promissory note subject to the Subordination Agreement(s), if any.

(g) Financing Statements. Code financing statements covering the Collateral shall have been filed with such filing offices as Lender may request;

(h) Insurance Matters. Copies of insurance certificates describing all insurance policies of each Borrower, together with loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering the Collateral;

(i) Uniform Commercial Code Search. Results satisfactory to Lender of a Code search showing all financing statements on file against each Borrower in such jurisdictions as Lender may reasonably request;

(j) Fees and Expenses. Evidence that the reasonable and documented costs andexpenses of Lender (including reasonable and documented attorneys’ fees) and all fees owing by any Borrower to Lender on or prior to the date of this Agreement, shall have been paid in full by Borrowers which may be paid using proceeds from the Loans;

(k) Opinion of Borrower’s Counsel. The opinion of Obligor’s counsel, in form and substance reasonably acceptable to Lender, as to (A) the existence and due organization of such Obligor (if not a natural Person) or the legal capacity of such Obligor (if a natural Person), (B) the due authorization and execution of the Loan Documents, (C) the enforceability of the Loan Documents, (D) the perfection of Lender’s security interest in the Collateral, and (E) such other matters as may be reasonably requested by Lender and its counsel;

(l) Other Matters. Such other documents and agreements as may be required by Lender in its reasonable discretion.

6. Representations and Warranties. Each Obligor hereby represents and warrants to Lender as follows:

(a) Existence. Each Borrower (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Each Borrower has the power and authority to execute, deliver, and perform its obligations under the Loan Documents to which it is or may become a party.

(b) Binding Obligations. The execution, delivery, and performance of the Loan Documents by each Obligor have been duly authorized by all necessary organizational action by such Obligor, and constitute legal, valid and binding obligations of such Obligor, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and except to the extent specific remedies may generally be limited by equitable principles.

(c) No Consent. The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of the Constituent Documents (if any) or other instrument binding upon any Obligor, (B) any law, governmental regulation, court decree or order applicable to any Obligor, or (C) any material contractual obligation, agreement, judgment, license, order or permit applicable to or binding upon any Obligor, (ii) require the consent, approval or authorization of any third party or (iii) result in or require the creation of any lien, charge or encumbrance upon any Property of any Obligor, except as may be expressly contemplated in or permitted under the Loan Documents.

(d) Financial Condition. Each financial statement of each Obligor supplied to Lender truly discloses and fairly presents in all material respects such Person’s financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of any Borrower and its consolidated Subsidiaries and any other Obligor (taken as a whole) subsequent to the date of the most recent financial statement delivered by any Borrower to Lender that would materially and adversely affect Borrowers’ ability to repay the Indebtedness then outstanding under the Loan Documents.

(e) Operation of Business. Each Borrower possesses all material contracts, licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, required to conduct its businesses substantially as now conducted and as presently proposed to be conducted, and each Borrower is not to its knowledge in violation of any valid rights of others with respect to any of the foregoing, except for any failures of possession or any violations that could not reasonably be expected to result in a Material Adverse Effect.

(f) Litigation and Judgments. There is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of any Borrower, threatened in writing against or affecting any Obligor that would, if adversely determined, have a Material Adverse Effect. There are no outstanding judgments against any Obligor.

(g) Rights in Properties; Liens. Each Borrower has good and marketable title to or valid leasehold interests in its material Properties, including such Properties reflected in the financial statements provided to Lender, and none of the Properties of any Borrower is subject to any lien, except Permitted Encumbrances.

(h) Debt. No Borrower has any Debt other than Permitted Indebtedness.

(i) Disclosure. No statement, information, report, representation, or warranty made by any Obligor in the Loan Documents or furnished by any Obligor to Lender in connection with the Loan Documents or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Obligor which would reasonably be expected to have a Material Adverse Effect.

(j) Subsidiaries, Ventures, Etc. Each Borrower has no Subsidiaries, Affiliates or joint ventures or partnerships other than those listed on Schedule 6(j) and such Schedule sets forth the jurisdiction of organization of each such Person and the percentage of such Borrower’s ownership interest in such Person.

(k) Material Agreements.  No Borrower is a party to any indenture, loan, or credit agreement, or to any lease or other material agreement or instrument, or subject to any restriction in any of its Constituent Documents, which could reasonably be expected to have a Material Adverse Effect. No Borrower is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business.

(l) Compliance with Laws. No Borrower is in violation of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator, the violation of which could reasonably be expected to have a Material Adverse Effect.

(m) Taxes; Governmental Charges. Each Obligor has filed all federal, and material state and local tax reports and returns required by any law or regulation to be filed by it or has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, except for any such taxes, duties or charges which are being challenged or disputed by any Obligor in good faith and pursuant to appropriate proceedings.

(n) Security Interest. Each Borrower has and will have at all times the power and authority to grant a security interest in the Collateral to Lender in the manner provided herein, free and clear of any lien, security interest or other charge or encumbrance, other than Permitted Encumbrances. This Agreement creates a legal, valid and binding first priority security interest (subject to Permitted Encumbrances) in favor of Lender in the Collateral securing the Indebtedness. Possession by Lender of certain types of Collateral from time to time or the filing of the financing statements delivered prior hereto or concurrently herewith by Borrower to Lender will perfect and establish the first priority of Lender’s security interest hereunder in the Collateral (to the extent that perfection can be accomplished through the filing of a financing statement or the possession of such Collateral) other than for the Permitted Encumbrances.

(o) Location. Each Borrower’s chief executive office and the office where the records concerning the Collateral is listed on the signature page below.

(p) Environmental Matters. Except for matters disclosed in writing to Lender:

(i) Notice of Non-Compliance. Each Borrower and all of its Property and operations are in full compliance with all applicable Environmental Laws, except where non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Borrower is aware of, or has received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of Borrowers with all Environmental Laws, except where any of the foregoing could not reasonably be expected to have a Material Adverse Effect;

(ii) Permits. Each Borrower has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and each Borrower is in compliance with all of the terms and conditions of such permits, except where any of the foregoing could not reasonably be expected to result in a Material Adverse Effect;

(iii) Hazardous Materials. No Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or released by any Borrower from any of the Property of any Borrower, except to the extent in compliance with Environmental Laws or where any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. The use which each Borrower makes and intends to make of its respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or release of any Hazardous Material on, in, or from any of its properties or assets, except to the extent in compliance with Environmental Laws or where any of the foregoing could not reasonably be expected to result in a Material Adverse Effect;

(iv) No Pending or Threatened Actions. To the knowledge of each Borrower, no Borrower nor any of its currently or previously owned or leased Property or operations is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to failure to comply with Environmental Laws; and

(v) No Conditions. There are no conditions or circumstances associated with the currently (or, to the best of each Borrower’s knowledge, previously) owned or leased Property or operations of any Borrower that could reasonably be expected to give rise to any Environmental Liabilities of Borrower.

(q) Solvency. On the date hereof each Borrower will be able to pay its debts generally as they become due, and the assets of each Borrower at a fair valuation will exceed the liabilities of such Borrower and each such Borrower will have adequate capital to continue its business operations.

(r) Real Property. None of the Borrowers owns any real property.

7. Affirmative Covenants. Until all Indebtedness of any Borrower under the Loan Documents is paid or satisfied in full, each Borrower agrees and covenants as follows:

(a) Compliance with Laws. Each Borrower will conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all applicable statutes, rules, regulations or ordinances imposed by any Governmental Authority upon Borrower and its businesses, operations and Properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances) except where the failure to perform or comply could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Obligations. Each Borrower will pay its obligations, including tax liabilities, that, if not paid, would become a lien on any of its Property (other than Permitted Encumbrances), before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(c) Application of Proceeds. In addition to the payments obligations set forth in Section 7(b) above, each Borrower shall pay to Lender any cash proceeds received by a Borrower in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral (except for dispositions of inventory and other goods, services and other Property in the ordinary course of such Borrower’s business) as follows (in such order and manner as Lender may elect):

(i) to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with (1) the administration of the Loan Documents, (2) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (3) the exercise or enforcement of any of the rights and remedies of Lender hereunder;

(ii) to the payment or other satisfaction of any Permitted Encumbrances; and

(iii) to the satisfaction of the Indebtedness.

(d) Maintenance and Conduct of Business. Each Borrower will (i) keep, maintain and preserve all Property (tangible and intangible) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (A) its legal existence and (B) the rights, licenses, permits, privileges, agreements and franchises material to the conduct of its business except where any failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(e) Books and Records; Inspection Rights. Each Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(f) Insurance. Each Borrower will maintain fire insurance, comprehensive property damage, commercial general liability, public liability, worker’s compensation, business interruption and other insurance deemed reasonably necessary. Each Borrower will, at its own expense, maintain such insurance with respect to all Collateral against such risks, and in such form and with such insurers, and in such amounts as shall be satisfactory to Lender. Each policy of insurance maintained by each Borrower shall (i) name Lender as additional insured or lender loss payee, as the case may be, thereunder (without any representation or warranty by or obligation upon Lender) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to Lender notwithstanding any action, inaction or breach of representation or warranty by any Borrower, (iii) provide that there shall be no recourse against Lender for payment of premiums or other amounts with respect thereto, and (iv) provide prior written notice of cancellation or of lapse shall be given to Lender by the insurer in accordance with the insurer’s commercial practices as adopted from time to time. Borrowers will deliver to Lender original or duplicate policies of such insurance. Borrowers will also, at the request of Lender, duly execute and deliver instruments of collateral assignment of such insurance policies during the continuation of an Event of Default and cause the respective insurers to acknowledge notice of such assignment. All insurance payments in respect of loss of or damage to any Collateral shall be paid to Lender and applied by Lender in accordance with the Loan Documents, provided, however, that so long as no Event of Default exists, each Borrower may retain and use such insurance payments for the repair or replacement of such lost or damaged property or for any other business purpose not prohibited under this Agreement.

(g) Compliance with Agreements. Each Borrower will comply, in all material respects with all material agreements, contracts, and instruments to which it is a party which affect its Properties or business.

(h) Additional Subsidiaries. If any Subsidiary of any Borrower is formed or acquired after the Closing Date, such Borrower will notify Lender thereof and shall cause the Property of such Subsidiary to be included in the Collateral.

(i) Notices of Material Events. Each Borrower will furnish to Lender prompt written notice of the following:

(i) the occurrence of any Event of Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower, or its Subsidiaries or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii) any and all material adverse changes in any Obligor’s financial condition and all claims made against any Obligor, in each case that constitute items required to be disclosed on U.S. Securities and Exchange Commission Form 8-K affect the financial condition of such Obligor; and

Each notice delivered under this Section shall be accompanied by a statement of an executive officer of the relevant Borrower setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(j) Ownership and Liens. Each Borrower will maintain good and marketable title to the Collateral free and clear of all liens, security interests, encumbrances or adverse claims, except for Permitted Encumbrances. Each Borrower will cause any Code financing statement or other security instrument with respect to the Collateral to be terminated, except for Code financing statements evidencing Permitted Encumbrances. Each Borrower will defend at its expense Lender’s right, title and security interest in and to the Collateral against the claims of any third party.

(k) Accounts and General Intangibles. Each Borrower will, except as otherwise provided herein, collect, at such Borrower’s own expense, all amounts due or to become due under each of the accounts and general intangibles that are included in the Collateral. In connection with such collections, a Borrower may and, at Lender’s direction during the continuance of an Event of Default, will take such action not otherwise forbidden herein as such Borrower or Lender may deem reasonably necessary or advisable to enforce collection or performance of each of such accounts and general intangibles. Each Borrower will also duly perform and cause to be performed all of its material obligations with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each such account and all of its obligations to be performed under or with respect to the general intangibles, except to the extent disclosed in writing to Lender. Each Borrower also covenants and agrees to take any action and/or execute any documents that Lender may reasonably request in order to comply with applicable law relating to the assignment of such accounts.

(l) Chattel Paper, Documents and Instruments. Each Borrower will take such action as may be reasonably requested by Lender in order to cause any chattel paper, documents or instruments owned by such Borrower to be valid and enforceable and will cause all chattel paper, and instruments to have only one original counterpart. Upon request by Lender, each Borrower will deliver to Lender all originals of such chattel paper, documents or instruments and unless such request is made, such Borrower will not deliver possession of such chattel paper, documents or instruments to any Person and will mark all chattel paper, documents or instruments with a legend indicating that such chattel paper, document or instrument is subject to the security interest granted in the Security Agreement.

(m) Mortgages, Waivers and Consents Relating to Leasehold Interests in Real Property. Upon the request of Lender, each Borrower shall cause each landlord of real property leased by such Borrower to execute and deliver leasehold mortgage agreements reasonably satisfactory in form and substance to Lender by which such Borrower grants a leasehold mortgage to Lender and such landlord waives or subordinates any liens it may have in any Collateral (other than Permitted Encumbrances) located on such real property.

(n) Intercompany Debt; Other Debt. Each Borrower covenants and agrees that the payment of principal and/or interest of any Intercompany Debt and any liens securing Intercompany Debt is or will be subordinated to the Indebtedness on terms acceptable to Lender until the Indebtedness has been paid in full and Lender has no funding commitments hereunder. Each Borrower covenants and agrees that the payment of principal and/or interest of the Subordinated Debt and any liens securing the Subordinated Debt will be subordinated to the Indebtedness pursuant to the terms and conditions of the Subordination Agreement, if any.

8. Negative Covenants. Until all Indebtedness of any and all Borrowers under the Loan Documents is indefeasibly paid or satisfied in full, each Borrower agrees and covenants as follows:

(a) Fundamental Change. No Borrower will (i) make any material change in the nature of its business as carried on as of the date hereof, (ii) liquidate, merge or consolidate with or into any other Person, (iii) cause, permit or suffer, directly or indirectly, any Change of Control or (iv) make a change in organizational structure or the jurisdiction in which it is organized.

(b) Indebtedness. No Borrower will create, incur, assume or permit to exist any Debt except for the following (“Permitted Indebtedness”):

(i) The Indebtedness created hereunder;

(ii) Intercompany Debt between or among any Borrowers which is subordinated to the Indebtedness on terms acceptable to Lender (“Intercompany Debt”);

(iii) Debt existing on the date hereof and set forth in Schedule 8(b) and 8(c);

(iv) Debt constituting trade payables incurred in the ordinary course of business;

(v) capital lease obligations and purchase money Debt (of any or all Borrowers) in an aggregate principal amount not to exceed $100,000 at any time outstanding;

(vi) Debt incurred or arising from or in connection with any bid, surety performance, statutory, completion, return-of-money or appeal bonds and similar obligations;

(vii) any refinancings, refundings, replacements, renewals, or extensions, in whole or in part, of any Debt otherwise permitted hereunder (provided that the original principal amount of any such Debt described on Schedule 8(b) will not be increased) and any guarantees permitted under Section 8(c);

(viii) Debt arising or incurred as a result of or in connection with any letter of credit, letter of guaranty, banker’s acceptance, other deposits or any other similar arrangement by any Borrower in the ordinary course of business, provided that the aggregate amount of such letters of credit, letters of guaranty, banker’s acceptances and similar arrangements of all of the Borrowers shall not exceed $100,000 at any time outstanding; and

(ix) Subordinated Debt.

(c) Loans and Guarantees. No Borrower will make loans to or guarantee any Debt of any other Person, other than (i) the loans outstanding on the date hereof as set forth on Schedule 8(c) hereto, (ii) loans or advances to employees of any Borrower not to exceed an aggregate principal amount among the Borrowers of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) outstanding at any time, (iii) loans or advances constituting Intercompany Debt permitted under Section 8(b)(ii), (iv) accounts receivable for sales of inventory and other goods and services provided by any Borrower to its respective customers, (v) guarantees of Debt between or among, and Intercompany Debt between or among any of the Borrowers, and (vi) guarantees of any Debt permitted under Section 8(b).

(d) Transactions With Affiliates. No Borrower will enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of such Borrower, except upon fair and reasonable terms not less favorable to such Borrower than would be obtained in a comparable arm’s-length transaction with a Person which is not an Affiliate of such Borrower.

(e) Transfer or Encumbrance. No Borrower will (i) sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of (each a “Disposition”) any of the Collateral or any other Property, or (ii) grant a lien or security interest in or execute, file or record any financing statement or other security instrument with respect to any of the Collateral, other than the Permitted Encumbrances, except, with respect to clause (i) above, for:

(i) Dispositions contemplated by Section 7(c) hereof;

(ii) Dispositions of inventory and other goods, services and other Property in the ordinary course of such Borrower’s business;

(iii) Dispositions of Property between or among any Borrowers (provided, however, that any such Disposition does not adversely affect the validity or priority of Lender’s lien on such Property); and

(iv) Dispositions of any item of Property of any Borrower which is worn out or obsolete and is replaced by other Property of substantially equal suitability and value, owned by such Borrower and made subject to the first priority security interest under this Agreement, but which is otherwise free and clear of any lien, security interest, encumbrance or adverse claim (other than Permitted Encumbrances).

(f) Impairment of Security Interest. No Borrower will take any action that would in any material respect impair the enforceability of Lender’s security interest in any Collateral.

(g) Compromise of Accounts. No Borrower will adjust, settle, or compromise any of its Accounts included in the Collateral, except for any adjustment, settlement, or compromise made by such Borrower in its reasonable judgment on any such account in the ordinary course of such Borrower’s business; provided, however, this exception shall terminate following Borrowers’ receipt of written notice from Lender upon the occurrence and during the continuation of an Event of Default. Each Borrower shall provide to Lender such information concerning (i) any adjustment, settlement, or compromise of any such account, and (ii) any claim asserted by any account debtor for credit, allowance, adjustment, dispute, setoff or counterclaim, on any such account as Lender may reasonably request from time to time.

(h) Financing Statement Filings. No Borrower will cause or permit any change (i) to such Borrower’s legal name, or (ii) the state of such Borrower’s organization to a jurisdiction other than as represented herein, unless such Borrower shall have notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action reasonably required by Lender for the purpose of further perfecting or protecting the security interest in favor of Lender in the Collateral.

(i) Investments. No Borrower will purchase any stock, equity interests or debt obligations (except for cash equivalents and other debt obligations of the U.S. Treasury or any other Governmental Authority) (collectively, “Investments”), except for Investments described on Schedule 8 (i) hereto;

9. Minimum Cash Flow to Debt Service Ratio. Until all Indebtedness of any Borrower under the Loan Documents is indefeasibly paid and satisfied in full, each Borrower, excluding Digerati Technologies, Inc., agrees and covenants that it will maintain a ratio of Cash Flow to scheduled interest payments on Debt (excluding non-cash payments and interest) of not less than 1.00 to 1.00 as of the end of each Fiscal Quarter beginning with the quarter ending July 31, 2018.

10. Reporting Requirements. Until all Indebtedness of any Borrower under the Loan Documents is indefeasibly paid and satisfied in full, each Borrower agrees and covenants that it will furnish or cause to be furnished the following:

(a) Interim Financial Statements. As soon as available, and in any event within thirty (45) days after the end of each calendar month, an unaudited set of consolidated financial statements of Borrowers, to include a consolidated balance sheet and income statement of Borrowers (on a consolidated and consolidating basis), as of the end of such calendar month, all in form and substance and in reasonable detail reasonably satisfactory to Lender and duly certified (subject to quarter-end and year-end adjustments and the absence of footnotes) by an appropriate officer of each Borrower (i) as being true and correct in all material aspects to the best of such officer’s knowledge (subject to quarter-end and year-end adjustments and the absence of footnotes), and (ii) as having been prepared in accordance with GAAP.

(b) Annual Financial Statements. As soon as available and in any event (i) within ninety (90) days after the end of each fiscal year, a set of consolidated financial statements of Borrowers, to include a consolidated balance sheet, income statement and cash flow statement of Borrowers, as of the end of such fiscal year, audited by independent certified public accountants of recognized standing chosen by the Borrowers and reasonably satisfactory to Lender.

(c) Compliance Certificate. Concurrently with the delivery of each of the financial statements of Borrowers referred to in Sections 10(a) and (b), a certificate of an officer of each Borrower, substantially in the form of Exhibit A (i) stating that to such officer’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with the financial covenants set forth in Section 9 of this Agreement.

(d) Other Information.  Borrowers shall promptly deliver such other information concerning Borrowers or any Subsidiary of any Borrower as Lender may reasonably request.

11. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

(a) Payment Default.  The failure, refusal or neglect of any Borrower to pay any part of the principal of, or interest on, the Indebtedness owing to Lender by any Borrower by the Maturity Date and such failure, refusal or neglect shall continue unremedied for a period of five (5) Business Days.

(b) Performance Default.  The failure of any Obligor to timely and properly observe, keep or perform any covenant or agreement, required herein or in any of the other Loan Documents which is not cured within five (5) days following written notice from Lender to such Obligor; provided that the foregoing notice and opportunity to cure in this subsection (b) will not be required with respect to a payment default as set forth in Section 11(a), or with respect to a default under covenants set forth in Section 8 and Section 9;

(c) Representations.  Any representation or warranty contained herein or in any of the other Loan Documents made by an Obligor is false or misleading in any material respect.

(d) Default Under Other Indebtedness. The occurrence and continuance of any event of default under any agreement (beyond any applicable notice and cure or grace period) governing or evidencing indebtedness for borrowed money which permits the acceleration of the maturity of any such indebtedness for borrowed money in an aggregate principal amount in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) owing by any Obligor to any third party under any agreement or understanding.

(e) Insolvency. If any Obligor (i) makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due (excluding for the avoidance of doubt any “going concern” language included by any Borrower or its accountants in any instrument or document); (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of its assets, either in a proceeding brought by it or in a proceeding brought against it and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or it consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, Bankruptcy or similar laws (all of the foregoing hereinafter collectively called “Applicable Bankruptcy Law”) or an involuntary petition for relief is filed against it under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming it is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by it; or (v) fails to have discharged within a period of sixty (60) days any attachment, sequestration or similar writ levied upon any property of it.

(f) Judgment. The entry of any judgment against any one or more Obligors or the issuance or entry of any attachments or other liens against any of the Property of such Obligor(s) or its Subsidiaries for an amount in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (individually or in the aggregate) if uninsured, undischarged, unbonded or undismissed on the date on which such judgment could be executed upon.

(g) Action of Lien Holder. The holder of any lien or security interest on any of the assets of any Obligor (securing Debt in excess of $100,000.00), including without limitation, the Collateral, institutes foreclosure or other proceedings for the enforcement of its remedies thereunder.

(h) Loan Documents. The Loan Documents shall at any time after their execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest (subject to Permitted Encumbrances) in and to the Collateral purported to be subject to the Loan Documents; or (ii) to be in full force and effect or shall be declared null and void, or the validity of enforceability hereof shall be contested in writing by any Obligor, or any Obligor shall deny in writing that it has any further liability or obligation under this Agreement or the other Loan Documents.

Nothing contained in this Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative.

12. Remedies and Related Rights. If an Event of Default shall have occurred and be continuing, and without limiting any other rights and remedies provided herein, under any of the Loan Documents or otherwise available to Lender, Lender may exercise one or more of the rights and remedies provided in this Section.

(a) Remedies. Upon the occurrence and during the continuance of any one or more of the foregoing Events of Default, (i) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by any Borrower at such time shall, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by each Borrower. All rights and remedies of Lender set forth in this Agreement and in any of the other Loan Documents may also be exercised by Lender, at its option to be exercised in its sole discretion, upon the occurrence and during the continuance of an Event of Default, and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

(b) Application of Cash Collateral. If any Event of Default shall have occurred and be continuing, Lender may at its discretion apply or use any cash held by Lender as Collateral as follows (in such order and manner as Lender may elect):

(i) to the repayment or reimbursement of the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with (1) the administration of the Loan Documents, (2) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (3) the exercise or enforcement of any of the rights and remedies of Lender hereunder;

(ii) to the payment or other satisfaction of any Permitted Encumbrances;

(iii) to the satisfaction of the Indebtedness;

(iv) to the payment of any other amounts required by applicable law; and

(v) by delivery to any applicable Borrower or any other party lawfully entitled to receive such cash whether by direction of a court of competent jurisdiction or otherwise.

(c) No Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

(d) Equitable Relief. Each Borrower recognizes that in the event any Borrower fails to pay, perform, observe, or discharge any or all of the Indebtedness, any remedy at law may prove to be inadequate relief to Lender. Each Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13. Indemnity. Each Borrower hereby jointly and severally indemnifies and agrees to hold harmless Lender, and its officers, directors, employees, agents and representatives (each an “Indemnified Person”) from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (collectively, the “Claims”) which are imposed on, incurred by, or asserted against, any Indemnified Person arising in connection with the Loan Documents, the Indebtedness or the Collateral (including without limitation, the enforcement of the Loan Documents and the defense of any Indemnified Person’s actions and/or inactions in connection with the Loan Documents, except to the limited extent the Claims against an Indemnified Person are caused by any Indemnified Person’s gross negligence or willful misconduct). WITHOUT LIMITATION, THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO ANY CLAIMS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH AND/OR ANY OTHER INDEMNIFIED PERSON. The indemnification provided for in this Section shall survive the termination of this Agreement and shall extend and continue to benefit each individual or entity that is or has at any time been an Indemnified Person hereunder.

14. Limitation of Liability and Releases. As a material inducement to Lender to enter into this Agreement and to make Loans to Borrowers in accordance with and subject to the terms and conditions of the Loan Documents, all of which are to the direct advantage and benefit of each Obligor, and all of their respective heirs, successors and assigns:

(a) Release. Each Obligor does hereby remise, release, acquit, satisfy and forever discharge Lender, and all of the past, present and future officers, directors, employees, agents, attorneys, representatives, participants, heirs, successors and assigns of Lender and any subsidiaries and affiliates of Lender (each a “Lender Party”) from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, arguments, liabilities, obligations, expenses, damages, judgments, executions, actions, claims, demands and causes of action of any nature whatsoever, whether at law or in equity, either now accrued or now existing and hereafter maturing or whether known or unknown, which such Obligor now has or hereafter can, shall or may have by reason of any manner, cause or things, in each case existing or arising from April 30, 2018 and to and including the date on which all Indebtedness of Borrower under the Loan Documents is paid in full relating to matters arising out of or in connection with (i) any and all obligations owed or owing by such Obligor to Lender under the Loan Documents or (ii) the Indebtedness evidenced and secured thereby (collectively, “Obligor Claims”), provided that this Section 14(a) shall not apply to any Excluded Obligor Claims (defined below).

(b) Covenant Not To Sue. Each Obligor does hereby covenant and agree never to institute or cause to be instituted or to continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any Lender Party, by reason of or in connection with any Obligor Claims (other than Excluded Obligor Claims). In addition to the foregoing, each Obligor hereby waives, releases, and agrees not to sue any Lender Party for punitive damages in respect of any claim (other than Excluded Obligor Claims) in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

(c) Excluded Obligor Claims. As used herein, the term “Excluded Obligor Claims” shall mean any Obligor Claim of any Obligor or any other Person against any Lender Party whether now existing or hereafter arising out of or in connection with this Agreement or any of the other Loan Documents or any Indebtedness thereunder that arise, out of, as a result of or in connection with any (i) willful or intentional misconduct, bad faith or gross negligence by, of or on the part of any Lender Party, or (ii) fraud or misrepresentation by, of or on the part of any Lender Party.

15. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Obligor or any of any Obligor’s equity holders or any other Person.

16. Lender Not Fiduciary. The relationship between Obligors and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with any Obligor, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Obligor and Lender to be other than that of debtor and creditor.

17. Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Agreement or in any of the other Loan Documents and no departure by any Obligor therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

18. Benefits. This Agreement shall be binding upon and inure to the benefit of Lender and Obligors, and their respective successors and assigns, provided, however, that no Obligor may, without the prior written consent of Lender, assign any rights, powers, duties or obligations under this Agreement or any of the other Loan Documents.

19. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the time of the expedited delivery and in the manner provided herein, or in the case of mail, upon the third day after deposit in a depository receptacle under the care and custody of the United States Postal Service. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address.

20. Construction; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana (without giving effect to its choice of laws provisions), and shall be performable by the parties hereto in the parish in Louisiana where Lender’s address set forth on the signature page hereof is located (the “Venue Site”). Any action or proceeding against any Obligor under or in connection with any of the Loan Documents may be brought in any state or federal court within the Venue Site. Each Obligor hereby irrevocably (a) submits to the nonexclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in any such court or that any such court is an inconvenient forum. Each Obligor agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions this Agreement. Nothing in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against any Obligor or with respect to any of its property in courts in other jurisdictions. Any action or proceeding by any Obligor against Lender shall be brought only in a court located in the Venue Site.

21. Invalid Provisions.  If any provision of the Loan Documents are held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of the Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

22. Expenses. Borrowers, jointly and severally, shall pay all reasonable and documented out- of-pocket costs and expenses (including, without limitation, reasonable and documented attorneys’ fees) in connection with (a) any action (including, without limitation, any inspections) required in the course of the administration of the indebtedness and obligations evidenced by the Loan Documents, and (b) any action in the enforcement of Lender’s rights upon the occurrence and during the continuance of an Event of Default.

23. Participation of the Loans. Each Borrower agrees that Lender may, at its option, sell participation interests in the Loans and its rights under this Agreement to a financial institution or institutions and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning any Borrower to each prospective purchaser subject to obtaining a confidentiality agreement with each prospective purchaser prior to disclosing such Borrower’s confidential information.

24. Conflicts. Except as otherwise expressly provided in the Note, in the event any term or provision of this Agreement is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Agreement shall be controlling.

25. Counterparts.  The Loan Documents may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

26. Survival. All representations and warranties made in the Loan Documents or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of the Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

27. Waiver of Right to Trial by Jury. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM THAT RELATES TO OR ARISES OUT OF THE LOAN DOCUMENTS OR THE ACTS OR FAILURE TO ACT OF OR BY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THE LOAN DOCUMENTS.

28. Patriot Act Notice. Lender hereby notifies each Obligor that pursuant to the requirements of Section 326 of the USA Patriot Act of 2001, 31 U.S.C. § 5318 (the “Act”), that Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

29. Amendment and Restatement. Each Borrower hereby acknowledges and agrees that this Agreement amends and restates the Original Loan Agreement and amounts outstanding under the Original Loan Agreement shall not be deemed cancelled or satisfied, but shall be evidenced by this Agreement instead of by the Original Loan Agreement.

30. Revival and Reinstatement of Indebtedness. If the incurrence or payment of the Indebtedness by any Borrower or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of Title 11 of the United States Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in party, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to the all reasonable costs, expenses, and attorneys’ fees of the Lender related thereto, the liability of the Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

31. Inconsistent Provisions. If any provision of this Agreement or any of the Loan Documents conflicts with or is inconsistent with any other provision in any of the Loan Documents, the provision most advantageous to Lender shall prevail.

32. Notice of Final Agreement. It is the intention of each Obligor and Lender that the following NOTICE OF FINAL AGREEMENT be incorporated by reference into each of the Loan Documents (as the same may be amended, modified or restated from time to time). Each Obligor and Lender warrant and represent that the entire agreement made and existing by or among each Obligor and Lender with respect to the Loans is and shall be contained within the Loan Documents, and that no agreements or promises exist or shall exist by or among, any Obligor and Lender that are not reflected in the Loan Documents.

NOTICE OF FINAL AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Left Intentionally Blank]

AGREED as of the date first written above.

LENDER:		ADDRESS:

THERMO COMMUNICATIONS FUNDING LLC		639 Loyola Avenue
Suite 2565
By:	/s/ Seth Block	New Orleans, LA 70113
Name:	Seth Block
Title:	Executive Vice President

DEBTOR:		ADDRESS:

SHIFT8 NETWORKS, INC.		1600 NE Loop 410, Suite 126
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

DEBTOR:		ADDRESS:

T3 COMMUNICATIONS, INC.		2401 First Street, Suite 300
Fort Myers, FL 33901

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

GUARANTOR:		ADDRESS:

DIGERATI TECHNOLOGIES, INC.		1600 NE Loop 410, Suite 126
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

GUARANTOR:		ADDRESS:

T3 ACQUISITION, INC.		1600 NE Loop 410, Suite 126
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

GUARANTOR:		ADDRESS:

SHIFT8 TECHNOLOGIES, INC.		1600 NE Loop 410, Suite 126
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Title:	President/CEO

GUARANTOR:		ADDRESS:

ARTHUR L. SMITH		1600 NE Loop 410 Suite 126
San Antonio, TX 78209

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith